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                                                                    Exhibit 10.5


                      AMENDED AND RESTATED SUPPLY AGREEMENT

         AMENDED AND RESTATED SUPPLY AGREEMENT dated as of the 29th day of March, 1993, between WHEELING-PITTSBURGH STEEL CORPORATION, a Delaware corporation ("W-P"), 1134 Market Street, Wheeling, West Virginia 26003, and WHEELING-NISSHIN, INC., a Delaware corporation ("W-N"), Penn and Main Streets, Follansbee, West Virginia 26037.

                              W I T N E S S E T H:

         WHEREAS, W-P and W-N entered into a Raw Materials Supply Agreement dated as of March 5, 1986 providing for the supply of raw materials by W-P to W-N, which, by an Amendment thereto dated as of November 12, 1990, they agreed, among other things, to amend and restate in its entirety as more fully set forth herein (such Supply Agreement, as so amended and in effect prior to the effective date of this Agreement, the "Prior Supply Agreement");

         WHEREAS, W-P and W-N desire that W-N shall operate profitably, efficiently and safely for the benefit of W-N's stockholders;

         WHEREAS, W-N desires to keep itself a profitable company by using its best efforts to minimize costs and maximize productivity and quality; and

         WHEREAS, W-P desires to keep W-N a profitable company by using its best efforts to supply W-N with Raw Materials (hereinafter defined) in a manner compatible with W-N's competitive market situation;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties

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agree to amend and restate the Prior Supply Agreement to read in its entirety as set forth in this Amended and Restated Supply Agreement:

         1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below or as set forth in the Section listed opposite such term:

         1.1. "Force Majeure" - as set forth in Section 9.

         1.2. "Purchase Price" - as set forth in Section 4.

         1.3  "Raw Materials" - as set forth in Section 2.1.

         1.4. "Second Amended Shareholders Agreement" - the Second Amended and Restated Shareholders Agreement dated as of November 12, 1990 between Nisshin Steel Co., Ltd. and W-P.

         2.   Supply of Raw Materials.

         2.1. Except as provided in Section 2.3, W-P shall supply and sell to W-N, and W-N shall purchase from W-P, W-N's requirements for the types of products described in Exhibit 2.1 (the "Raw Materials"). W-P shall supply to W-N, and W-N shall purchase from W-P, not less than 75% of such requirements, provided that W-P shall not be obligated to supply to W-N, and W-N shall not be obligated to purchase from W-P, more than 9,000 net tons of Raw Materials in the aggregate per week or more than the maximum quantity of each type of Raw Material per week set forth on such Exhibit 2.1. If W-N shall require any such Raw Material in quantities 75% of which would exceed such maximum quantities, W-N shall give W-P the first opportunity to supply, and W-P shall use its best efforts to supply, such additional quantities.


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         2.2. Not less than 75 days prior to the first day of each calendar quarter, W-P shall notify W-N of W-P's capacity to supply Raw Materials during such quarter.

         2.3. W-N may in its discretion purchase any Raw Material from suppliers other than W-P (a) in such quantities, not to exceed 25% of W-N's requirements for such Raw Material, as W-N determines in order that W-N may establish and maintain satisfactory relationships with such other suppliers, (b) if W-P, whether or not due to Force Majeure, fails or would in W-N's reasonable judgment be unable to supply such Raw Material in accordance with this Agreement (including without limitation provisions of this Agreement pertaining to the quantity, quality and delivery of such Raw Material to be supplied by W-P), (c) if W-P is unable to supply quantities of a Raw Material in excess of the maximum quantity provided therefor in such Exhibit 2.1, or (d) if W-P and W-N, after negotiation in good faith, fail to agree at least 45 days prior to the first day of any calendar quarter or such other date as W-P and W-N may agree on the Purchase Price for such Raw Material for such quarter.

         3. Orders for Raw Materials. W-N shall furnish to W-P detailed orders for Raw materials to be purchased pursuant to this Agreement. Such orders shall include sizes, quantities, specifications and delivery schedules within such lead times for delivery as W-N and W-P may have agreed.

         4. Pricing of Raw Materials. W-P and W-N shall endeavor to determine, not less than 45 days prior to the first day of each calendar quarter or such other date as W-P and W-N may agree, the purchase price for each Raw Material to be supplied by W-P to W-N during such
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quarter (the "Purchase Price"). The Purchase Price shall be determined by the parties by negotiation based upon the pricing formula set forth in Exhibit 4.1.

         5. Delivery of Raw Materials. W-P shall cause Raw Materials supplied pursuant to this Agreement to be delivered on a "just-in-time" basis.

         6. Specifications. Raw Materials supplied by W-P pursuant to this Agreement shall strictly conform to the general specifications set forth in
Exhibit 6.1 and to such additional specifications as W-P and W-N may have agreed.

         7. Further Assurances. If W-N reasonably believes that W-P may be unable to perform any of its obligations under this Agreement, W-N may notify W-P thereof. If, within 60 days after such notice, W-P shall have failed to take such actions as shall reasonably assure W-N of its ability to perform such obligation, such failure by W-P shall, at W-N's option, be deemed to be a breach of this Agreement.

         8. W-P Plant Upgrade. W-P shall make the improvements to its facilities described in Exhibit 8.1 in accordance with the schedule therefor set forth in such Exhibit 8.1 to the extent not required by such schedule to be made, and not made, prior to the date of this Agreement. W-P represents and warrants that it has made the improvements to its facilities described in
Exhibit 8.1 in accordance with the schedule therefor set forth in such Exhibit
8.1 to the extent required by such schedule to be made prior to the date of this Agreement. W-P shall maintain its facilities in sufficient operating condition to be able to perform its obligations under this Agreement. In addition to any other
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remedies which W-N may have, W-N shall not be obligated to purchase Raw
Materials from W-P unless W-P performs in accordance with this Section 8 and the representation and warranty set forth in this Section 8 is accurate, true and complete in all respects.

         9. Force Majeure. Neither W-P nor W-N shall be liable to the other for any loss or damage caused by its failure to perform its obligations under this Agreement as a result of (a) acts of God, (b) strikes, labor troubles or other industrial disturbances, (c) inevitable accidents, (d) declared or undeclared war, insurrections or riots, (e) embargoes or blockades, (f) governmental restrictions or (g) any other cause beyond the control of the parties (any such event referred to as "Force Majeure"); provided, however, that if W-P fails or would in W-N's reasonable judgment be unable to perform its obligations under this Agreement as a result of any of the foregoing, then, during the continuation of such event and for a reasonable time thereafter, W-N may purchase Raw Materials from other persons as provided in Section 2.3. W-P and W-N shall consult promptly and in good faith with the object of minimizing the adverse effects of such event.

         10. Term. This Agreement shall continue until the 20th anniversary of the date of this Agreement; provided, however, that W-N may, by written notice to W-P, terminate this Agreement if at any time W-P and its subsidiaries and parent, if any, in the aggregate shall own less than 20% of the common stock of W-N or WP shall breach the Second Amended Shareholders Agreement.

         11. Security for Performance by W-P. W-P shall supply such collateral as shall be mutually satisfactory to W-N and W-P (in addition
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to that otherwise contemplated by this Agreement or the Second Amended
Shareholders Agreement) to secure the performance of W-P's obligations under this Agreement and the Second Amended Shareholders Agreement.

         12. Notices. All communications under this Agreement shall be given by any method that is customary in the industry to the parties at their respective addresses set forth above. A party may change its address by giving notice thereof to the other party of such new address and, upon the giving of such notice, such new address shall be deemed to be such party's address for purposes of the giving of notices pursuant to this Agreement.

         13. No Assignment. This Agreement shall not be assigned by either party without the written consent of the other party hereto; provided, however, that if a party hereto shall merge into or consolidate with another corporation, no such consent shall be required for an assignment by such party to such surviving corporation in connection with such merger or consolidation.

         14. Entire Agreement; Construction. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings between them, relating to the subject matter of this Agreement. Notwithstanding the preceding sentence, it is the intention of the parties that certain matters referenced in Agreement shall be the subject of further negotiation and specification and shall be recorded in subsequent written agreements, instruments or documents. The headings contained in this Agreement are for convenience only and shall not in any way affect the meaning or
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interpretation of any term or provision of this Agreement. References to
Sections and Exhibits in this Agreement are to Sections of this Agreement and to Exhibits attached to this Agreement. The Exhibits are part of this Agreement. Unless the context otherwise requires, references to "parties" in this Agreement are to the parties to this Agreement. In this Agreement, to the extent the context requires, the use of any personal pronoun, whether used in the masculine, feminine or neuter gender, includes all other genders. The word "person" as used in this Agreement includes, without limitation, an individual, corporation, partnership, trust, association, business, firm or other entity.

         15. Arbitration. Except for controversies or claims which may arise out of or after, relate to, or are first raised after termination of this Agreement, all controversies or claims between the parties which may arise out of or relate to this Agreement, or any alleged modification or breach hereof, shall be settled by arbitration conducted at the offices of W-N pursuant to the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

         16. Amendments. This Agreement may not be amended except by an instrument in writing signed by the party against which enforcement of such amendment is sought.

         17. Rights and Remedies. If W-P shall default in any of its obligations under or otherwise be in breach of this Agreement, W-N may suspend or terminate its obligation to purchase Raw Materials from W-P, terminate this Agreement, exercise its remedies with respect to collateral provided by W-P, obtain specific performance or an injunction, obtain

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damages and exercise any other remedies available to it pursuant to this
Agreement or otherwise. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Such rights and remedies are given in addition to any other rights and remedies such party may have by law, statute, ordinance or otherwise.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.


                            WHEELING-PITTSBURGH STEEL
                            CORPORATION


                            By: /s/ James L. Wareham
                                ----------------------------------------
                            Name: James L. Wareham
                            Title: Chairman, President and Chief
                                   Executive Officer


                            WHEELING-NISSHIN, INC.


                            By: /s/ Michio Kubota
                                ----------------------------------------
                            Name: Michio Kubota
                            Title: Chairman of the Board and
                                   Chief Executive Officer


                            By: /s/ John E. Wright, III
                                ----------------------------------------
                            Name: John E. Wright, III
                            Title: President and Chief Operating
                                   Officer